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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check box if no
    longer subject             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    of Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    LASKOWSKI                       JAN                            W.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    10116 MARSZATKOWSKA M.6
--------------------------------------------------------------------------------
                                   (Street)

    WARSAW                          POLAND                            00-102
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol CENTRAL EUROPEAN DISTRIBUTION CORP.
                                             -----------------------------------
                                             (CEDC)
                                             ------

3.  I.R.S. Identification Number of Reporting Person, if an Entity
    (Voluntary)
                --------------

4.  Statement for Month/Year 06/01
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


     X  Director    ___ Officer             ___ 10% Owner    ___ Other
    ---
                        (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

      X  Form filed by one Reporting Person
    ----
    ____ Form filed by more than one Reporting Person

    ----------------------------------------------------------------

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Central European Distribution
  Corporation Common Stock         $ 3.79              4/27/01                        A                            1,500
-----------------------------------------------------------------------------------------------------------------------------
CEDC Common Stock                  $ 5.04              4/30/01                        A                              500
-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                              4/27/02   4/27/11     Common
                                                    Stock    1,500           $3.79       14,500              (D)
------------------------------------------------------------------------------------------------------------------------------------
                              4/30/02   4/30/11     Common
                                                    Stock      500           $5.04       15,000               D
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

          /s/ Jan Laskowski                     6/10/01
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

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